Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2012 RESULTS

▪	Third-Quarter 2012 Revenues of $14.0 Billion, excluding Discontinued Operations Revenues of $564 Million from the Nutrition(1) Business

▪	Third-Quarter 2012 Adjusted Diluted EPS(2) of $0.53 and Reported Diluted EPS(3) of $0.43, Both Reflecting Previously Announced $0.02 Reduction Related to the Over-the-Counter Nexium Agreement

▪	Narrows Ranges for 2012 Financial Guidance Components

▪	Board of Directors Authorizes New $10 Billion Share Repurchase Program Upon Sale of the Nutrition(1) Business

▪	Repurchased $1.8 Billion of Common Stock in Third-Quarter 2012; Repurchased $5.9 Billion through October 31, 2012

($ in millions, except per share amounts)
	Third-Quarter			Year-to-Date
	2012	2011(4)	Change	2012	2011(4)	Change
Reported Revenues	$13,976	$16,609	(16%)	$43,918	$49,118	(11%)
Adjusted Income(2)	3,949	4,696	(16%)	12,964	14,055	(8%)
Adjusted Diluted EPS(2)	0.53	0.60	(12%)	1.72	1.77	(3%)
Reported Net Income(3)	3,208	3,738	(14%)	8,255	8,570	(4%)
Reported Diluted EPS(3)	0.43	0.48	(10%)	1.09	1.08	1%

See end of text prior to tables for notes.

NEW YORK, N.Y., Thursday, November 1, 2012 – Pfizer Inc. (NYSE: PFE) today reported financial results for third-quarter 2012.  Third-quarter 2012 revenues were $14.0 billion, a decrease of 16% compared with $16.6 billion in the year-ago quarter, which reflects an operational decline of $1.9 billion, or 12%, and the unfavorable impact of foreign exchange of $699 million, or 4%.

For third-quarter 2012, U.S. revenues were $5.6 billion, a decrease of 18% compared with the year-ago quarter.  This decrease was primarily the result of the loss of exclusivity of Lipitor on November 30, 2011.  International revenues were $8.3 billion, a decrease of 14% compared with the prior-year quarter, mainly due to the losses of exclusivity of Lipitor in developed Europe during second-quarter 2012 and the unfavorable impact of foreign exchange.  U.S. revenues represented 40% of total revenues in third-quarter 2012 compared with 41% in the year-ago quarter, while international revenues represented 60% of total revenues in third-quarter 2012 compared with 59% in the year-ago quarter.

Financial Performance(5)
	Third-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2012	2011	Change	Foreign Exchange	Operational

Primary Care	$3,610	$5,948	(39%)	(2%)	(37%)
Specialty Care	3,406	3,799	(10%)	(5%)	(5%)
Established Products	2,383	2,230	7%	(4%)	11%
Emerging Markets	2,389	2,438	(2%)	(8%)	6%
Oncology	329	332	(1%)	(5%)	4%
Biopharmaceutical	12,117	14,747	(18%)	(4%)	(14%)

Animal Health	1,017	1,041	(2%)	(6%)	4%
Consumer Healthcare	780	767	2%	(4%)	6%
Other(6)	62	54	15%	(4%)	19%

Total	$13,976	$16,609	(16%)	(4%)	(12%)

See end of text prior to tables for notes.

Business Commentary
Primary Care unit revenues decreased 37% operationally in comparison with the same period last year, primarily due to the losses of exclusivity of Lipitor in the U.S. in November 2011, developed Europe during second-quarter 2012 and Japan in June 2011, as well as the resulting shift in the reporting of U.S. and Japan Lipitor revenues to the Established Products unit beginning January 1, 2012. These factors negatively impacted Primary Care unit revenues by approximately $2.0 billion, or 34%, operationally. Collectively, the decline in revenues for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2012 and 2011, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, reduced Primary Care unit revenues by approximately $2.4 billion, or 40%, in comparison with third-quarter 2011. The impact of these declines was slightly offset by continued strong operational growth of Lyrica and Celebrex in developed markets and Viagra in the U.S.

Specialty Care unit revenues declined 5% operationally in comparison with third-quarter 2011. Revenues were positively impacted by the operational growth of Enbrel, Rebif and Benefix, and negatively impacted by the decline in the Prevnar/Prevenar franchise, primarily in the U.S. and developed Europe, as the pediatric catch-up dose opportunity in third-quarter 2011 was no longer available in third-quarter 2012 since all eligible patients have been vaccinated. Additionally, utilization of Prevnar/Prevenar in adults remains minimal at this time. Specialty Care unit revenues were also negatively impacted by approximately $260 million, or 7%, in comparison with third-quarter 2011 by the losses of exclusivity of Xalatan in developed Europe in January 2012 and Geodon in the U.S. in March 2012.

Established Products unit revenues increased 11% operationally in comparison with the prior-year period, primarily reflecting the inclusion of $320 million of U.S. and Japan branded Lipitor revenues in third-quarter 2012, as well as launches of generic versions of other Pfizer branded primary care and specialty care products.  These increases were partially offset by the continuing decline of revenues of certain products that previously lost exclusivity and the impact of ongoing pricing pressures, primarily in South Korea and developed Europe.  Total revenues from established products in both the Established Products and Emerging Markets units were $3.4 billion, with $1.0 billion generated in emerging markets.

Emerging Markets unit revenues grew 6% operationally in comparison with third-quarter 2011, primarily due to volume growth in China, Mexico and Russia as a result of more targeted promotional efforts for key innovative and established products, including Lipitor, Norvasc and Lyrica.  Growth was partially offset by the timing of government purchases of Prevenar 13 in Turkey in comparison with the year-ago period.

Animal Health unit revenues increased 4% operationally in comparison with the same quarter last year, largely due to increased demand across the companion animal and global livestock portfolios in key geographies.  Consumer Healthcare unit revenues increased 6% operationally in comparison with third-quarter 2011, primarily due to the addition of products from the acquisitions of Ferrosan Consumer Health in December 2011 and Alacer Corp. in February 2012.

Adjusted Expenses(2), Adjusted Income(2) and Adjusted Diluted EPS(2) Highlights
	Third-Quarter Selected Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2012	2011	Change	Foreign Exchange	Operational

Adjusted Cost of Sales(2)	$2,565	$3,057	(16%)	(9%)	(7%)
As a Percent of Revenues	18.4%	18.4%	N/A	N/A	N/A
Adjusted SI&A Expenses(2)	3,729	4,397	(15%)	(4%)	(11%)
Adjusted R&D Expenses(2)	1,935	2,023	(4%)	(1%)	(3%)

Total	$8,229	$9,477	(13%)	(5%)	(8%)

See end of text prior to tables for notes.

Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate were $8.2 billion in third-quarter 2012, a decrease of 13% compared with $9.5 billion in third-quarter 2011.  Excluding the favorable impact of foreign exchange of $440 million, or 5%, these costs decreased 8%, primarily reflecting the benefits of cost-reduction and productivity initiatives, as well as the impact of lower revenues.  Savings in adjusted R&D expenses(2) were generated in third-quarter 2012 by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced initiatives, which were partially offset by a $250 million payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium.  Lower adjusted SI&A expenses(2) compared with the year-ago period reflect a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, and more streamlined corporate support functions, as well as the favorable impact of foreign exchange.  Adjusted cost of sales(2) and adjusted cost of sales(2) as a percent of revenues were favorably impacted by the benefits generated from the ongoing cost-reduction and productivity initiatives to streamline the manufacturing network and by foreign exchange, while unfavorably impacted by the decline in revenues contributing to a shift in geographic and business mix.  Additionally, lower adjusted cost of sales(2) compared with the same period last year reflects reduced manufacturing volumes given the aforementioned products that lost exclusivity in various markets.

In third-quarter 2012, the effective tax rate on adjusted income(2) was 28.3%, compared with 31.2% in the third-quarter 2011.  The third-quarter 2012 rate reflects the favorable impact of the change in the jurisdictional mix of earnings, as well as the resolution of foreign audits pertaining to multiple tax years, partially offset by the unfavorable impact of the expiration of the U.S. research and development tax credit.

The diluted weighted-average shares outstanding for third-quarter 2012 were 7.5 billion shares, a reduction of approximately 302 million shares compared with third-quarter 2011.  This decline was primarily due to the Company’s ongoing share-repurchase program.

As a result of the aforementioned factors, third-quarter 2012 adjusted income(2) was $3.9 billion, a decrease of 16% compared with $4.7 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.53, a decrease of 12% compared with $0.60 in third-quarter 2011.

Reported Net Income(3) and Reported Diluted EPS(3) Highlights
In addition to the aforementioned factors, third-quarter 2012 reported earnings in comparison with the same period in 2011 were favorably impacted by lower purchase accounting adjustments, lower costs related to cost-reduction and productivity initiatives, lower acquisition-related costs and lower impairment charges.   Third-quarter 2012 reported earnings in comparison with the year-ago quarter were unfavorably impacted by a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune, higher costs associated with the potential separation of the Animal Health business, as well as the non-recurrence of the gain on the sale of Capsugel(4) recorded in third-quarter 2011.

In third-quarter 2012, the effective tax rate on reported results was favorably impacted by a settlement with the U.S. Internal Revenue Service related to audits for multiple tax years.  The settlement resulted in a favorable impact on net income of $1.1 billion representing tax and interest. The effective tax rate on reported results was also favorably impacted by the resolution of foreign audits as mentioned above and the change in jurisdictional mix of earnings, partially offset by the unfavorable impact of the non-deductibility of the aforementioned charge related to Rapamune, as well as the expiration of the U.S. research and development tax credit.

As a result of all these factors, third-quarter 2012 reported net income(3) was $3.2 billion, a decrease of 14% compared with $3.7 billion in the prior-year quarter, and reported diluted EPS(3) was $0.43, a decrease of 10% compared with $0.48 in third-quarter 2011.

Executive Commentary
Ian Read, Chairman and Chief Executive Officer, stated, “Overall, our results this quarter reflect continued product losses of exclusivity, most notably Lipitor in all major markets. Despite a challenging and dynamic environment, worldwide revenues from many of our key medicines, including Enbrel, Celebrex and Lyrica, continued to grow operationally. Additionally, we continued to perform well in emerging markets, most notably in China, given the breadth of our portfolio and focused investment.”

 “With regard to our innovative core, I am very pleased with the recent U.S. Food and Drug Administration approval of Bosulif (bosutinib) for chronic myelogenous leukemia, as well as approval of Inlyta (axitinib) for advanced renal cell carcinoma and conditional marketing authorization of  Xalkori (critzotinib) for advanced non-small cell lung cancer, both in the EU.  I also look forward to regulatory action for tofacitinib in moderate-to-severe rheumatoid arthritis and Eliquis (apixaban) in atrial fibrillation in the U.S., EU and Japan, as well as Bosulif in key international markets.”

“Additionally, we filed a registration statement with the Securities and Exchange Commission for the potential initial public offering of a minority stake in our Animal Health business, Zoetis.  Given our demonstrated ability to advance our strategic initiatives, I believe we are well-positioned to deliver attractive returns for our shareholders over time,”   Mr. Read concluded.

Frank D’Amelio, Chief Financial Officer, stated, “Given our financial performance to date, we are narrowing the ranges for certain components of our 2012 financial guidance. Further, the Board of Directors has authorized a new $10 billion share repurchase program to be utilized over time, upon the sale of the Nutrition(1) business to Nestlé, which we now expect to close in the next few months. This new program is in addition to the $4.1 billion authorization remaining under our current share repurchase program. So far this year, we have repurchased approximately $5.9 billion, or 255.1 million shares, of our common stock.”

2012 Financial Guidance(7)
Pfizer’s financial guidance, at current exchange rates(8), is summarized below.  Since the Nutrition(1) business is presented as a discontinued operation, the full-year results of that business only impact the Reported Diluted EPS(3) and operating cash flow components of our 2012 financial guidance.

Reported Revenues	$58.0 to $59.0 billion (previously $58.0 to $60.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	18.7% to 19.2% (previously 19.5% to 20.5%)
Adjusted SI&A Expenses(2)	$16.3 to $16.8 billion (previously $16.3 to $17.3 billion)
Adjusted R&D Expenses(2)	$7.0 to $7.25 billion (previously $6.75 to $7.25 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $900 million (previously approximately $1.0 billion)
Effective Tax Rate on Adjusted Income(2)	Approximately 29%
Reported Diluted EPS(3)	$1.30 to $1.38 (previously $1.21 to $1.36)
Adjusted Diluted EPS(2)	$2.14 to $2.17 (previously $2.12 to $2.22)
Operating Cash Flow	Approximately $18.5 billion (previously approximately $19.0 billion)

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
On April 23, 2012, Pfizer announced that it entered into an agreement to sell the Nutrition business to Nestlé.  The transaction is expected to close in the next few months, assuming the receipt of the required regulatory clearances and the satisfaction of other closing conditions.  As a result of Pfizer’s decision to divest this business, the operating results of the Nutrition business are reported as Discontinued Operations – net of tax in the consolidated statements of income for all periods.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported U.S. generally accepted accounting principles (GAAP) net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended July 1, 2012, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure.   Reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2012 and 2011, as well as reconciliations of full-year 2012 guidance for adjusted income and adjusted diluted EPS to full-year 2012 guidance for reported net income(3) and reported diluted EPS(3), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)
On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.  The operating results associated with Capsugel and the gain on the sale of Capsugel are reported as Discontinued operations – net of tax in the consolidated statements of income for the three and nine months ended October 2, 2011.  Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the results beginning January 31, 2011.  Therefore, in accordance with Pfizer’s domestic and international reporting periods, the operating results for the first nine months of 2011 reflect approximately eight months of King’s U.S. operations and approximately seven months of King’s international operations.

(5)	For a description of each business unit, see Note 13A to Pfizer’s condensed consolidated financial statements included in Pfizer’s Form 10-Q for the fiscal quarter ended July 1, 2012.

(6)	Other includes revenues generated primarily from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization.

(7)
The 2012 financial guidance includes the revenues and expenses related to the Nutrition business, which is reflected as a discontinued operation, but does not include the gain on the pending sale of the Nutrition business. Does not assume the completion of any business-development transactions not completed as of September 30, 2012, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of September 30, 2012, except for charges for such matters that have been recorded during the first nine months of 2012.

(8)
The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first nine months of 2012 and the mid-October 2012 exchange rates for the remainder of the year.

Contacts:
Media		Investors
Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009
		Jennifer Davis	212.733.0717

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions, except per common share data)

	Third Quarter		% Incr. /	Nine Months		% Incr. /
	2012	2011	(Decr.)	2012	2011	(Decr.)
Revenues	$13,976	$16,609	(16)	$43,918	$49,118	(11)
Costs and expenses:
Cost of sales(b)	2,665	3,409	(22)	8,162	10,449	(22)
Selling, informational and administrative expenses(b)	3,847	4,457	(14)	11,801	13,635	(13)
Research and development expenses(b)	1,981	2,176	(9)	5,734	6,487	(12)
Amortization of intangible assets(c)	1,228	1,389	(12)	3,939	4,138	(5)
Restructuring charges and certain acquisition-related costs	302	1,090	(72)	1,089	2,458	(56)
Other deductions--net	962	547	76	3,283	1,802	82
Income from continuing operations before provision/(benefit)
for taxes on income	2,991	3,541	(16)	9,910	10,149	(2)
Provision/(benefit) for taxes on income	(119)	1,216	(110)	1,882	3,167	(41)
Income from continuing operations	3,110	2,325	34	8,028	6,982	15
Discontinued operations:
Income from discontinued operations--net of tax	104	96	8	249	303	(18)
Gain on sale of discontinued operations--net of tax	-	1,328	(100)	-	1,316	(100)
Discontinued operations--net of tax	104	1,424	(93)	249	1,619	(85)

Net income before allocation to noncontrolling interests	3,214	3,749	(14)	8,277	8,601	(4)
Less: Net income attributable to noncontrolling interests	6	11	(45)	22	31	(29)
Net income attributable to Pfizer Inc.	$3,208	$3,738	(14)	$8,255	$8,570	(4)

Earnings per common share--basic:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.42	$0.30	40	$1.07	$0.88	22
Discontinued operations--net of tax	0.01	0.18	(94)	0.03	0.21	(86)
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.48	(10)	$1.10	$1.09	1

Earnings per common share--diluted:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.41	$0.30	37	$1.06	$0.88	20
Discontinued operations--net of tax	0.01	0.18	(94)	0.03	0.20	(85)
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.48	(10)	$1.09	$1.08	1

Weighted-average shares used to calculate earnings per common share:
Basic	7,436	7,770		7,483	7,877
Diluted	7,508	7,810		7,550	7,925

(a)
The above financial statements present the three and nine months ended September 30, 2012 and October 2, 2011. Subsidiaries operating outside the United States are included for the three and nine months ended August 26, 2012 and August 28, 2011.

Beginning in the second quarter of 2012, as a result of our decision to sell the Nutrition business, we report the operating results of the Nutrition business as Discontinued operations: Income from discontinued operations--net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain on the sale in Discontinued operations: Gain on sale of discontinued operations--net of tax for the three and nine months ended October 2, 2011. The operating results of this business are reported as Discontinued operations: Income from discontinued operations--net of tax for the three and nine months ended October 2, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the nine months ended October 2, 2011 reflect approximately eight months of King’s U.S. operations and approximately seven months of King’s international operations.

Certain amounts and percentages may reflect rounding adjustments.

See Supplemental Information that accompanies these materials for additional details.

The financial results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in  Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 30, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$13,976	$-	$-	$-	$-	$13,976
Cost of sales(b)	2,665	2	(78)	-	(24)	2,565
Selling, informational and administrative expenses(b)	3,847	(2)	(3)	-	(113)	3,729
Research and development expenses(b)	1,981	1	-	-	(47)	1,935
Amortization of intangible assets(c)	1,228	(1,186)	-	-	-	42
Restructuring charges and certain acquisition-related costs	302	-	(149)	-	(153)	-
Other deductions--net	962	45	-	-	(821)	186
Income from continuing operations before provision/(benefit) for taxes on income	2,991	1,140	230	-	1,158	5,519
Provision/(benefit) for taxes on income	(119)	327	40	-	1,316	1,564
Income from continuing operations	3,110	813	190	-	(158)	3,955
Discontinued operations--net of tax	104	-	-	(104)	-	-
Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	3,208	813	190	(104)	(158)	3,949
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.43	0.11	0.03	(0.01)	(0.02)	0.53

	Nine Months Ended September 30, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$43,918	$-	$-	$-	$-	$43,918
Cost of sales(b)	8,162	(9)	(214)	-	(51)	7,888
Selling, informational and administrative expenses (b)	11,801	4	(8)	-	(174)	11,623
Research and development expenses(b)	5,734	3	(5)	-	(386)	5,346
Amortization of intangible assets(c)	3,939	(3,763)	-	-	-	176
Restructuring charges and certain acquisition-related costs	1,089	-	(423)	-	(666)	-
Other deductions--net	3,283	15	-	-	(2,644)	654
Income from continuing operations before provision/(benefit) for taxes on income	9,910	3,750	650	-	3,921	18,231
Provision/(benefit) for taxes on income	1,882	1,025	161	-	2,177	5,245
Income from continuing operations	8,028	2,725	489	-	1,744	12,986
Discontinued operations--net of tax	249	-	-	(249)	-	-
Net income attributable to noncontrolling interests	22	-	-	-	-	22
Net income attributable to Pfizer Inc.	8,255	2,725	489	(249)	1,744	12,964
Earnings per common share attributable to Pfizer Inc.--diluted(d)	1.09	0.36	0.06	(0.03)	0.23	1.72

(a)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b) Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d) EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended October 2, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$16,609	$-	$-	$-	$-	$16,609
Cost of sales(b)	3,409	(286)	(68)	-	2	3,057
Selling, informational and administrative expenses(b)	4,457	(9)	(18)	-	(33)	4,397
Research and development expenses(b)	2,176	3	(6)	-	(150)	2,023
Amortization of intangible assets(c)	1,389	(1,352)	-	-	-	37
Restructuring charges and certain acquisition-related costs	1,090	-	(202)	-	(888)	-
Other deductions--net	547	(53)	-	-	(240)	254
Income from continuing operations before provision/(benefit) for taxes on income	3,541	1,697	294	-	1,309	6,841
Provision/(benefit) for taxes on income	1,216	445	54	-	419	2,134
Income from continuing operations	2,325	1,252	240	-	890	4,707
Discontinued operations--net of tax(d)	1,424	-	-	(1,424)	-	-
Net income attributable to noncontrolling interests	11	-	-	-	-	11
Net income attributable to Pfizer Inc.	3,738	1,252	240	(1,424)	890	4,696
Earnings per common share attributable to Pfizer Inc.--diluted(e)	0.48	0.16	0.03	(0.18)	0.11	0.60

	Nine Months Ended October 2, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$49,118	$-	$-	$-	$-	$49,118
Cost of sales(b)	10,449	(1,081)	(410)	-	(7)	8,951
Selling, informational and administrative expenses(b)	13,635	(6)	(41)	-	(39)	13,549
Research and development expenses(b)	6,487	-	(9)	-	(398)	6,080
Amortization of intangible assets(c)	4,138	(4,039)	-	-	-	99
Restructuring charges and certain acquisition-related costs	2,458	-	(996)	-	(1,462)	-
Other deductions--net	1,802	(71)	-	-	(1,269)	462
Income from continuing operations before provision/(benefit) for taxes on income	10,149	5,197	1,456	-	3,175	19,977
Provision/(benefit) for taxes on income	3,167	1,345	320	-	1,059	5,891
Income from continuing operations	6,982	3,852	1,136	-	2,116	14,086
Discontinued operations--net of tax(d)	1,619	-	-	(1,619)	-	-
Net income attributable to noncontrolling interests	31	-	-	-	-	31
Net income attributable to Pfizer Inc.	8,570	3,852	1,136	(1,619)	2,116	14,055
Earnings per common share attributable to Pfizer Inc.--diluted(e)	1.08	0.49	0.14	(0.20)	0.27	1.77

(a)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b) Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)
On August 1, 2011, we completed the sale of our Capsugel business. The gain recognized related to the sale of this business, as well as the operating results of this business, are included in GAAP Reported Discontinued operations—net of tax.

(e) EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS*
(UNAUDITED)

1)
The financial statements present the three and nine months ended September 30, 2012 and October 2, 2011. Subsidiaries operating outside the United States are included for the three and nine months ended August 26, 2012 and August 28, 2011.

Beginning in the second quarter of 2012, as a result of our decision to sell the Nutrition business, we report the operating results of the Nutrition business as Discontinued operations: Income from discontinued operations--net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain on the sale in Discontinued operations: Gain on sale of discontinued operations--net of tax for the three and nine months ended October 2, 2011. The operating results of this business are reported as Discontinued operations: Income from discontinued operations--net of tax for the three and nine months ended October 2, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the nine months ended October 2, 2011 reflect approximately eight months of King’s U.S. operations and approximately seven months of King’s international operations.

2)	Acquisition-related costs include the following:

		Third Quarter		Nine Months
	(millions of dollars)	2012	2011	2012	2011

	Transaction costs(a)	$-	$5	$1	$28
	Integration costs(a)	87	184	295	562
	Restructuring charges(a)	62	13	127	406
	Additional depreciation—asset restructuring(b)	81	92	227	460
	Total acquisition-related costs--pre-tax	230	294	650	1,456
	Income taxes(c)	(40)	(54)	(161)	(320)
	Total acquisition-related costs--net of tax	$190	$240	$489	$1,136

(a)
Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. The sum of these costs and charges is included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($78 million) and Selling, informational and administrative expenses ($3 million) for the three months ended September 30, 2012. Included in Cost of sales ($214 million), Selling, informational and administrative expenses ($8 million) and Research and development expenses ($5 million) for the nine months ended September 30, 2012. Included in Cost of sales ($68 million), Selling, informational and administrative expenses ($18 million) and Research and development expenses ($6 million) for the three months ended October 2, 2011. Included in Cost of sales ($410 million), Selling, informational and administrative expenses ($41 million) and Research and development expenses ($9 million) for the nine months ended October 2, 2011.

(c)	Included in Provision/(benefit) for taxes on income.

3)	Certain significant items include the following:

		Third Quarter		Nine Months
	(millions of dollars)	2012	2011	2012	2011

	Restructuring charges(a)	$153	$888	$666	$1,462
	Implementation costs and additional depreciation – asset restructuring(b)	111	183	486	437
	Certain legal matters(c)	725	132	1,983	657
	Certain asset impairment charges(d)	54	106	543	595
	Costs associated with the potential separation of the Animal Health business(e)	100	8	191	8
	Other	15	(8)	52	16
	Total certain significant items--pre-tax	1,158	1,309	3,921	3,175
	Income taxes(f)	(1,316)	(419)	(2,177)	(1,059)
	Total certain significant items--net of tax	$(158)	$890	$1,744	$2,116

(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

(b)
Primarily related to our cost-reduction and productivity initiatives. Included in Cost of Sales ($19 million), Selling, informational and administrative expenses ($45 million) and Research and development expenses ($47 million) for the three months ended September 30, 2012. Included in Cost of Sales ($23 million), Selling, informational and administrative expenses ($77 million) and Research and development expenses ($386 million) for the nine months ended September 30, 2012. Included in Selling, informational and administrative expenses ($33 million) and Research and development expenses ($150 million) for the three months ended October 2, 2011. Included in Selling, informational and administrative expenses ($39 million) and Research and development expenses ($398 million) for the nine months ended October 2, 2011.

(c)
Included in Other deductions–net. In the third quarter of 2012, primarily includes a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune. In the first nine months of 2012, primarily includes the aforementioned $491 million charge related to Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(d)
Primarily included in Other deductions–net. In the first nine months of 2012, primarily includes certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In the third quarter and first nine months of 2011, primarily includes certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets.

(e)
Costs incurred in connection with the potential initial public offering of a minority stake in our Animal Health business, Zoetis, Inc. Includes expenditures for banking, legal, accounting and similar services related to the potential transaction, as well as costs incurred associated with the potential separation of Animal Health employees, net assets and activities from Pfizer, such as consulting and systems costs. Included in Selling, informational and administrative expenses ($68 million) and Other deductions–net ($32 million) for the three months ended September 30, 2012. Included in Selling, informational and administrative expenses ($98 million) and Other deductions–net ($93 million) for the nine months ended September 30, 2012. Included in Selling, informational and administrative expenses for the three and nine months ended October 2, 2011.

(f)
Included in Provision/(benefit) for taxes on income. Includes a settlement with the U.S. IRS related to audits for multiple tax years that favorably impacted GAAP Reported net income by $1.1 billion, representing tax and interest, for the three and nine months ended September 30, 2012.

*
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

PFIZER INC.
BUSINESS REVENUES(1)
FIRST NINE MONTHS OF 2012 AND 2011
(UNAUDITED)
(millions of dollars)

	2012	2011	Change	Foreign Exchange	Operational
Primary Care	$11,725	$17,259	(32%)	(1%)	(31%)
Specialty Care	10,483	11,425	(8%)	(2%)	(6%)
Established Products	7,865	6,914	14%	(2%)	16%
Emerging Markets	7,308	7,031	4%	(6%)	10%
Oncology	940	982	(4%)	(3%)	(1%)
Biopharmaceutical	38,321	43,611	(12%)	(2%)	(10%)

Animal Health	3,128	3,078	2%	(4%)	6%
Consumer Healthcare	2,276	2,218	3%	(2%)	5%
Other	193	211	(9%)	(1%)	(8%)

Total	$43,918	$49,118	(11%)	(2%)	(9%)

(1)	For a description of each business unit, see Note 13A to Pfizer's condensed consolidatedfinancial statements included in Pfizer's Form 10-Q for the fiscal quarter ended July 1, 2012.

PFIZER INC.
ADJUSTED SELECTED COSTS AND EXPENSES(1)
FIRST NINE MONTHS OF 2012 AND 2011
(UNAUDITED)

($ in millions) (Favorable)/Unfavorable	2012	2011	% Change	Foreign Exchange	Operational

Adjusted Cost of Sales(1)	$7,888	$8,951	(12%)	(8%)	(4%)
As a Percent of Revenues	18.0%	18.2%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	11,623	13,549	(14%)	(2%)	(12%)
Adjusted R&D Expenses(1)	5,346	6,080	(12%)	(1%)	(11%)

Total	$24,857	$28,580	(13%)	(4%)	(9%)

(1)
Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses and Adjusted research and development (R&D) expenses are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2012 and 2011 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

PFIZER INC.
REVENUES
THIRD QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2012	2011	% Change		2012	2011	% Change	2012	2011	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,976	$16,609	(16%)	(12%)	$5,627	$6,879	(18%)	$8,349	$9,730	(14%)	(7%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$12,117	$14,747	(18%)	(14%)	$4,769	$6,019	(21%)	$7,348	$8,728	(16%)	(9%)
Lipitor(b)	749	2,602	(71%)	(70%)	192	1,470	(87%)	557	1,132	(51%)	(48%)
Lyrica	1,036	961	8%	14%	430	379	13%	606	582	4%	14%
Enbrel (Outside the U.S. and Canada)	893	957	(7%)	4%	-	-	-	893	957	(7%)	4%
Prevnar 13/Prevenar 13	868	1,006	(14%)	(12%)	440	454	(3%)	428	552	(22%)	(19%)
Celebrex	676	643	5%	7%	438	405	8%	238	238	-	6%
Viagra	517	493	5%	9%	287	244	18%	230	249	(8%)	-
Norvasc	319	350	(9%)	(6%)	13	5	160%	306	345	(11%)	(9%)
Zyvox	328	321	2%	7%	158	154	3%	170	167	2%	11%
Sutent	294	298	(1%)	7%	82	78	5%	212	220	(4%)	7%
Premarin family	262	267	(2%)	(1%)	237	241	(2%)	25	26	(4%)	3%
Genotropin	212	215	(1%)	5%	59	46	28%	153	169	(9%)	(2%)
Xalatan/Xalacom	181	277	(35%)	(29%)	9	9	-	172	268	(36%)	(31%)
BeneFIX	201	178	13%	18%	96	76	26%	105	102	3%	12%
Detrol/Detrol LA	176	213	(17%)	(15%)	112	136	(18%)	64	77	(17%)	(10%)
Vfend	187	171	9%	17%	21	-	100%	166	171	(3%)	3%
Chantix/Champix	146	156	(6%)	(3%)	62	68	(9%)	84	88	(5%)	1%
Pristiq	152	146	4%	6%	120	119	1%	32	27	19%	32%
Refacto AF/Xyntha	150	140	7%	17%	28	32	(13%)	122	108	13%	25%
Revatio	135	140	(4%)	1%	78	80	(3%)	57	60	(5%)	6%
Zoloft	129	139	(7%)	(3%)	17	15	13%	112	124	(10%)	(5%)
Medrol	113	127	(11%)	(7%)	24	33	(27%)	89	94	(5%)	1%
Zosyn/Tazocin	109	149	(27%)	(24%)	39	75	(48%)	70	74	(5%)	1%
Effexor	107	165	(35%)	(31%)	37	52	(29%)	70	113	(38%)	(31%)
Geodon/Zeldox	57	263	(78%)	(76%)	26	217	(88%)	31	46	(33%)	(21%)
Zithromax/Zmax	89	93	(4%)	(1%)	3	4	(25%)	86	89	(3%)	1%
Prevnar/Prevenar (7-valent)	81	98	(17%)	10%	-	-	-	81	98	(17%)	10%
Fragmin	91	95	(4%)	4%	11	9	22%	80	86	(7%)	3%
Relpax	92	86	7%	11%	56	47	19%	36	39	(8%)	2%
Rapamune	92	96	(4%)	1%	49	47	4%	43	49	(12%)	(2%)
Cardura	79	92	(14%)	(9%)	2	1	100%	77	91	(15%)	(9%)
Aricept(c)	71	117	(39%)	(34%)	-	-	-	71	117	(39%)	(34%)
Tygacil	82	76	8%	15%	37	38	(3%)	45	38	18%	34%
EpiPen	67	59	14%	14%	52	47	11%	15	12	25%	23%
Xanax XR	66	77	(14%)	(6%)	13	13	-	53	64	(17%)	(7%)
BMP2	58	83	(30%)	(30%)	58	77	(25%)	-	6	(100%)	(100%)
Caduet	68	150	(55%)	(53%)	13	80	(84%)	55	70	(21%)	(16%)
Sulperazon	62	51	22%	22%	-	-	-	62	51	22%	22%
Diflucan	61	72	(15%)	(9%)	1	-	100%	60	72	(17%)	(11%)
Dalacin/Cleocin	74	51	45%	50%	40	15	167%	34	36	(6%)	(1%)
Neurontin	52	67	(22%)	(18%)	12	14	(14%)	40	53	(25%)	(17%)
Unasyn	54	58	(7%)	(3%)	-	3	(100%)	54	55	(2%)	1%
Aromasin	51	85	(40%)	(36%)	3	8	(63%)	48	77	(38%)	(34%)
Arthrotec	50	61	(18%)	(15%)	28	32	(13%)	22	29	(24%)	(19%)
Inspra	51	51	-	12%	1	1	-	50	50	-	13%
Toviaz	52	49	6%	10%	29	26	12%	23	23	-	8%
Metaxalone/Skelaxin	55	57	(4%)	(5%)	55	57	(4%)	-	-	-	-
Methotrexate	50	51	(2%)	5%	-	-	-	50	51	(2%)	5%
Protonix	50	65	(23%)	(23%)	50	65	(23%)	-	-	-	-
Alliance Revenue(d)	879	919	(4%)	(3%)	687	571	20%	192	348	(45%)	(42%)
All other biopharmaceutical products	1,643	1,611	2%	8%	564	476	18%	1,079	1,135	(5%)	3%
All other established products(e)	1,407	1,406	-	6%	453	388	17%	954	1,018	(6%)	2%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,017	$1,041	(2%)	4%	$451	$433	4%	$566	$608	(7%)	4%
CONSUMER HEALTHCARE	$780	$767	2%	6%	$388	$408	(5%)	$392	$359	9%	18%
OTHER(f)	$62	$54	15%	19%	$19	$19	-	$43	$35	23%	28%

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $1.9 billion in the third quarter of 2012, in comparison with the third quarter of 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(e)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(f)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2012	2011	% Change		2012	2011	% Change		2012	2011	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,976	$4,027	(26%)	(16%)	$2,529	$2,807	(10%)	(8%)	$2,844	$2,896	(2%)	7%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$2,672	$3,723	(28%)	(18%)	$2,287	$2,567	(11%)	(10%)	$2,389	$2,438	(2%)	6%
Lipitor(d)	130	595	(78%)	(75%)	207	337	(39%)	(38%)	220	200	10%	14%
Lyrica	324	326	(1%)	13%	185	162	14%	17%	97	94	3%	15%
Enbrel (Outside Canada)	555	626	(11%)	1%	148	139	6%	8%	190	192	(1%)	12%
Prevnar 13/ Prevenar 13	161	192	(16%)	(5%)	63	84	(25%)	(24%)	204	276	(26%)	(28%)
Celebrex	37	46	(20%)	(9%)	119	112	6%	10%	82	80	3%	9%
Viagra	92	102	(10%)	1%	48	57	(16%)	(14%)	90	90	-	7%
Norvasc	27	38	(29%)	(14%)	150	187	(20%)	(20%)	129	120	8%	12%
Zyvox	73	78	(6%)	5%	37	38	(3%)	-	60	51	18%	27%
Sutent	103	119	(13%)	(2%)	44	42	5%	5%	65	59	10%	25%
Premarin family	2	3	(33%)	-	11	7	57%	22%	12	16	(25%)	(7%)
Genotropin	71	90	(21%)	(9%)	56	55	2%	2%	26	24	8%	16%
Xalatan/Xalacom	57	126	(55%)	(49%)	73	94	(22%)	(21%)	42	48	(13%)	(2%)
BeneFIX	63	69	(9%)	4%	33	25	32%	31%	9	8	13%	25%
Detrol/Detrol LA	29	38	(24%)	(16%)	24	25	(4%)	4%	11	14	(21%)	(14%)
Vfend	68	78	(13%)	-	42	34	24%	14%	56	59	(5%)	2%
Chantix/Champix	27	37	(27%)	(21%)	44	39	13%	18%	13	12	8%	18%
Pristiq	-	-	-	-	22	17	29%	41%	10	10	-	20%
Refacto AF/Xyntha	93	99	(6%)	6%	18	9	100%	138%	11	-	100%	*
Revatio	34	37	(8%)	6%	13	12	8%	17%	10	11	(9%)	-
Zoloft	13	17	(24%)	(18%)	67	74	(9%)	(8%)	32	33	(3%)	9%
Medrol	21	24	(13%)	(4%)	12	11	9%	9%	56	59	(5%)	-
Zosyn/Tazocin	10	15	(33%)	(20%)	3	4	(25%)	-	57	55	4%	7%
Effexor	26	48	(46%)	(38%)	18	39	(54%)	(51%)	26	26	-	12%
Geodon/Zeldox	15	18	(17%)	(11%)	4	7	(43%)	-	12	21	(43%)	(38%)
Zithromax/Zmax	11	15	(27%)	(13%)	35	37	(5%)	(3%)	40	37	8%	11%
Prevnar/Prevenar (7-valent)	-	4	(100%)	(100%)	70	94	(26%)	(27%)	11	-	100%	*
Fragmin	45	45	-	9%	18	21	(14%)	(5%)	17	20	(15%)	(5%)
Relpax	17	20	(15%)	(5%)	15	15	-	14%	4	4	-	25%
Rapamune	13	15	(13%)	-	5	4	25%	-	25	30	(17%)	(3%)
Cardura	22	30	(27%)	(14%)	31	37	(16%)	(18%)	24	24	-	8%
Aricept(e)	18	61	(70%)	(66%)	44	45	(2%)	5%	9	11	(18%)	(9%)
Tygacil	17	16	6%	19%	2	1	100%	100%	26	21	24%	43%
EpiPen	-	-	-	-	15	12	25%	25%	-	-	-	-
Xanax XR	22	26	(15%)	(4%)	10	12	(17%)	(8%)	21	26	(19%)	(12%)
BMP2	-	6	(100%)	(100%)	-	-	-	-	-	-	-	-
Caduet	3	4	(25%)	-	37	51	(27%)	(25%)	15	15	-	14%
Sulperazon	-	-	-	-	9	11	(18%)	(18%)	53	40	33%	32%
Diflucan	14	21	(33%)	(24%)	10	13	(23%)	(17%)	36	38	(5%)	(3%)
Dalacin/Cleocin	7	9	(22%)	(11%)	7	7	-	(14%)	20	20	-	5%
Neurontin	14	17	(18%)	(6%)	10	14	(29%)	(21%)	16	22	(27%)	(23%)
Unasyn	9	8	13%	25%	17	21	(19%)	(15%)	28	26	8%	4%
Aromasin	17	42	(60%)	(52%)	13	17	(24%)	(28%)	18	18	-	6%
Arthrotec	8	12	(33%)	(25%)	12	13	(8%)	-	2	4	(50%)	(50%)
Inspra	31	33	(6%)	9%	15	13	15%	15%	4	4	-	25%
Toviaz	17	18	(6%)	6%	3	3	-	-	3	2	50%	50%
Metaxalone/Skelaxin	-	-	-	-	-	-	-	-	-	-	-	-
Methotrexate	9	12	(25%)	(17%)	40	38	5%	8%	1	1	-	100%
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue(f)	53	131	(60%)	(55%)	128	196	(35%)	(33%)	11	21	(48%)	(43%)
All other biopharmaceutical products	294	357	(18%)	(7%)	300	282	6%	5%	485	496	(2%)	10%
All other established products(g)	246	294	(16%)	(4%)	271	283	(4%)	(3%)	437	441	(1%)	10%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$304	$304	-	14%	$242	$240	1%	5%	$455	$458	(1%)	9%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)
Lipitor lost exclusivity in various international markets in 2011 and 2012.  This loss of exclusivity reduced branded international revenues by $579 million in the third quarter of 2012, in comparison with the third quarter of 2011.

(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(g)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
NINE MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2012	2011	% Change		2012	2011	% Change	2012	2011	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$43,918	$49,118	(11%)	(9%)	$17,303	$20,603	(16%)	$26,615	$28,515	(7%)	(2%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$38,321	$43,611	(12%)	(10%)	$14,899	$18,246	(18%)	$23,422	$25,365	(8%)	(4%)
Lipitor(b)	3,364	7,578	(56%)	(55%)	871	4,187	(79%)	2,493	3,391	(26%)	(25%)
Lyrica	3,026	2,695	12%	16%	1,229	1,116	10%	1,797	1,579	14%	20%
Enbrel (Outside the U.S. and Canada)	2,780	2,741	1%	8%	-	-	-	2,780	2,741	1%	8%
Prevnar 13/Prevenar 13	2,725	2,823	(3%)	(1%)	1,423	1,533	(7%)	1,302	1,290	1%	5%
Celebrex	1,969	1,856	6%	7%	1,266	1,179	7%	703	677	4%	7%
Viagra	1,498	1,458	3%	5%	822	732	12%	676	726	(7%)	(3%)
Norvasc	1,001	1,081	(7%)	(7%)	38	23	65%	963	1,058	(9%)	(9%)
Zyvox	996	965	3%	6%	490	486	1%	506	479	6%	11%
Sutent	913	870	5%	10%	255	218	17%	658	652	1%	8%
Premarin family	797	757	5%	6%	724	683	6%	73	74	(1%)	6%
Genotropin	619	654	(5%)	(2%)	150	144	4%	469	510	(8%)	(4%)
Xalatan/Xalacom	617	960	(36%)	(33%)	30	159	(81%)	587	801	(27%)	(24%)
BeneFIX	577	518	11%	14%	272	223	22%	305	295	3%	8%
Detrol/Detrol LA	576	668	(14%)	(12%)	362	422	(14%)	214	246	(13%)	(10%)
Vfend	543	558	(3%)	1%	64	64	-	479	494	(3%)	1%
Chantix/Champix	496	545	(9%)	(7%)	234	248	(6%)	262	297	(12%)	(9%)
Pristiq	461	422	9%	10%	365	348	5%	96	74	30%	36%
Refacto AF/Xyntha	420	380	11%	16%	79	75	5%	341	305	12%	19%
Revatio	414	393	5%	8%	250	229	9%	164	164	-	7%
Zoloft	398	420	(5%)	(4%)	49	46	7%	349	374	(7%)	(5%)
Medrol	388	383	1%	4%	105	116	(9%)	283	267	6%	9%
Zosyn/Tazocin	378	490	(23%)	(21%)	175	267	(34%)	203	223	(9%)	(5%)
Effexor	342	537	(36%)	(34%)	102	207	(51%)	240	330	(27%)	(24%)
Geodon/Zeldox	322	753	(57%)	(56%)	218	627	(65%)	104	126	(17%)	(10%)
Zithromax/Zmax	318	335	(5%)	(4%)	9	17	(47%)	309	318	(3%)	(2%)
Prevnar/Prevenar (7-valent)	303	406	(25%)	(22%)	-	-	-	303	406	(25%)	(22%)
Fragmin	283	283	-	6%	36	32	13%	247	251	(2%)	5%
Relpax	266	250	6%	8%	160	142	13%	106	108	(2%)	4%
Rapamune	259	285	(9%)	(6%)	140	139	1%	119	146	(18%)	(13%)
Cardura	254	289	(12%)	(9%)	4	4	-	250	285	(12%)	(9%)
Aricept(c)	249	335	(26%)	(22%)	-	-	-	249	335	(26%)	(22%)
Tygacil	249	224	11%	16%	115	112	3%	134	112	20%	28%
EpiPen(d)	217	160	36%	36%	182	133	37%	35	27	30%	33%
Xanax XR	203	232	(13%)	(7%)	38	41	(7%)	165	191	(14%)	(7%)
BMP2	192	277	(31%)	(31%)	192	260	(26%)	-	17	(100%)	(98%)
Caduet	191	435	(56%)	(55%)	26	235	(89%)	165	200	(18%)	(16%)
Sulperazon	191	155	23%	22%	-	-	-	191	155	23%	22%
Diflucan	185	201	(8%)	(5%)	4	3	33%	181	198	(9%)	(5%)
Dalacin/Cleocin	176	139	27%	31%	72	35	106%	104	104	-	5%
Neurontin	172	222	(23%)	(19%)	37	51	(27%)	135	171	(21%)	(17%)
Unasyn	165	172	(4%)	(2%)	2	4	(50%)	163	168	(3%)	(1%)
Aromasin	162	294	(45%)	(43%)	10	53	(81%)	152	241	(37%)	(34%)
Arthrotec	159	182	(13%)	(11%)	90	96	(6%)	69	86	(20%)	(15%)
Inspra	156	142	10%	16%	4	3	33%	152	139	9%	16%
Toviaz	150	137	9%	13%	82	72	14%	68	65	5%	11%
Metaxalone/Skelaxin(d)	149	145	3%	2%	149	145	3%	-	-	-	-
Methotrexate	148	133	11%	11%	-	-	-	148	133	11%	11%
Protonix	140	168	(17%)	(17%)	140	168	(17%)	-	-	-	-
Alliance Revenue(e)	2,577	2,678	(4%)	(3%)	1,908	1,628	17%	669	1,050	(36%)	(35%)
All other biopharmaceutical products	5,187	4,827	7%	11%	1,926	1,541	25%	3,261	3,286	(1%)	5%
All other established products(f)	4,509	4,207	7%	11%	1,633	1,287	27%	2,876	2,920	(2%)	4%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$3,128	$3,078	2%	6%	$1,289	$1,205	7%	$1,839	$1,873	(2%)	5%
CONSUMER HEALTHCARE	$2,276	$2,218	3%	5%	$1,054	$1,087	(3%)	$1,222	$1,131	8%	13%
OTHER(g)	$193	$211	(9%)	(8%)	$61	$65	(6%)	$132	$146	(10%)	(7%)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $4.2 billionin the first nine months of 2012, in comparison with the first nine months of 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(e)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(f)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(g)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2012	2011	% Change		2012	2011	% Change		2012	2011	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$10,025	$12,078	(17%)	(11%)	$7,830	$7,974	(2%)	(2%)	$8,760	$8,463	4%	10%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$9,026	$11,064	(18%)	(12%)	$7,088	$7,270	(3%)	(3%)	$7,308	$7,031	4%	10%
Lipitor(d)	1,042	1,804	(42%)	(39%)	777	955	(19%)	(20%)	674	632	7%	9%
Lyrica	955	931	3%	11%	526	381	38%	38%	316	267	18%	26%
Enbrel (Outside Canada)	1,691	1,758	(4%)	4%	451	391	15%	13%	638	592	8%	17%
Prevnar 13/ Prevenar 13	496	545	(9%)	(2%)	201	171	18%	19%	605	574	5%	8%
Celebrex	121	134	(10%)	(2%)	341	307	11%	12%	241	236	2%	7%
Viagra	267	296	(10%)	(4%)	152	158	(4%)	(3%)	257	272	(6%)	(1%)
Norvasc	91	127	(28%)	(22%)	488	575	(15%)	(17%)	384	356	8%	10%
Zyvox	224	229	(2%)	6%	115	108	6%	6%	167	142	18%	25%
Sutent	325	353	(8%)	(1%)	128	122	5%	5%	205	177	16%	26%
Premarin family	7	8	(13%)	(13%)	27	24	13%	12%	39	42	(7%)	2%
Genotropin	224	267	(16%)	(10%)	166	162	2%	1%	79	81	(2%)	5%
Xalatan/Xalacom	220	385	(43%)	(39%)	232	270	(14%)	(15%)	135	146	(8%)	1%
BeneFIX	182	193	(6%)	1%	98	82	20%	18%	25	20	25%	30%
Detrol/Detrol LA	97	119	(18%)	(14%)	74	82	(10%)	(9%)	43	45	(4%)	2%
Vfend	203	226	(10%)	(3%)	118	108	9%	5%	158	160	(1%)	4%
Chantix/Champix	94	134	(30%)	(27%)	132	124	6%	6%	36	39	(8%)	3%
Pristiq	-	-	-	-	62	48	29%	33%	34	26	31%	42%
Refacto AF/Xyntha	274	279	(2%)	5%	44	25	76%	83%	23	1	*	*
Revatio	100	105	(5%)	3%	40	34	18%	18%	24	25	(4%)	8%
Zoloft	44	61	(28%)	(23%)	207	217	(5%)	(6%)	98	96	2%	8%
Medrol	70	78	(10%)	(3%)	36	35	3%	-	177	154	15%	18%
Zosyn/Tazocin	37	49	(24%)	(18%)	11	11	-	-	155	163	(5%)	(1%)
Effexor	84	141	(40%)	(35%)	80	114	(30%)	(30%)	76	75	1%	7%
Geodon/Zeldox	46	58	(21%)	(14%)	15	17	(12%)	-	43	51	(16%)	(8%)
Zithromax/Zmax	45	61	(26%)	(20%)	134	131	2%	1%	130	126	3%	5%
Prevnar/Prevenar (7-valent)	-	22	(100%)	(100%)	258	277	(7%)	(10%)	45	107	(58%)	(44%)
Fragmin	135	132	2%	8%	58	57	2%	9%	54	62	(13%)	(5%)
Relpax	50	56	(11%)	(4%)	43	40	8%	8%	13	12	8%	17%
Rapamune	39	45	(13%)	(7%)	13	13	-	-	67	88	(24%)	(17%)
Cardura	72	94	(23%)	(18%)	102	116	(12%)	(14%)	76	75	1%	7%
Aricept(e)	93	171	(46%)	(42%)	126	125	1%	5%	30	39	(23%)	(15%)
Tygacil	50	49	2%	10%	5	4	25%	25%	79	59	34%	44%
EpiPen(f)	-	-	-	-	35	27	30%	33%	-	-	-	-
Xanax XR	65	80	(19%)	(11%)	33	36	(8%)	(8%)	67	75	(11%)	(1%)
BMP2	-	17	(100%)	(100%)	-	-	-	-	-	-	-	-
Caduet	10	13	(23%)	(15%)	108	143	(24%)	(24%)	47	44	7%	11%
Sulperazon	-	-	-	-	27	32	(16%)	(19%)	164	123	33%	33%
Diflucan	47	59	(20%)	(14%)	30	35	(14%)	(14%)	104	104	-	3%
Dalacin/Cleocin	23	26	(12%)	(4%)	21	19	11%	5%	60	59	2%	10%
Neurontin	45	58	(22%)	(17%)	31	42	(26%)	(24%)	59	71	(17%)	(11%)
Unasyn	27	26	4%	12%	55	61	(10%)	(10%)	81	81	-	1%
Aromasin	57	142	(60%)	(56%)	41	51	(20%)	(22%)	54	48	13%	17%
Arthrotec	26	37	(30%)	(24%)	35	37	(5%)	(3%)	8	12	(33%)	(25%)
Inspra	96	92	4%	13%	44	37	19%	16%	12	10	20%	30%
Toviaz	54	52	4%	12%	7	7	-	17%	7	6	17%	17%
Metaxalone/Skelaxin(f)	-	-	-	-	-	-	-	-	-	-	-	-
Methotrexate	28	33	(15%)	(9%)	117	98	19%	16%	3	2	50%	50%
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue(g)	204	433	(53%)	(50%)	414	557	(26%)	(26%)	51	60	(15%)	(5%)
All other biopharmaceutical products	966	1,086	(11%)	(4%)	830	804	3%	2%	1,465	1,396	5%	13%
All other established products(h)	769	883	(13%)	(6%)	786	806	(2%)	(3%)	1,321	1,231	7%	16%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$999	$1,014	(1%)	6%	$742	$704	5%	7%	$1,452	$1,432	1%	8%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)
Lipitor lost exclusivity in various international markets in 2011 and 2012.  This loss of exclusivity reduced branded international revenues by $914 million in the first nine months of 2012, in comparison with the first nine months of 2011.

(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(g)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(h)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 22% in both the third quarter and in the first nine months of 2012, compared to the same periods in 2011. The decreases were primarily due to a decline in revenues reflecting reduced manufacturing volumes related to products that lost exclusivity in various markets. The decreases were also due to lower purchase accounting adjustments in 2012, lower costs related to our cost-reduction and productivity initiatives, as well as the benefits generated from the ongoing productivity initiatives to streamline the manufacturing network, and favorable foreign exchange of 8% for the third quarter of 2012 and 7% for the first nine months of 2012. The decreases were partially offset by an unfavorable impact caused by a shift in geographic and business mix.

Reported cost of sales as a percentage of revenues decreased 1.4 percentage points to 19.1% in the third quarter of 2012, compared to the same period in 2011, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses decreased 14% in the third quarter of 2012 and 13% in the first nine months of 2012, compared to the same periods in 2011. The decreases were primarily due to savings generated from a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, more streamlined corporate support functions, and the impact of lower revenues, as well as the favorable impact of foreign exchange of 4% for the third quarter of 2012 and 2% for the first nine months of 2012, partially offset by costs associated with the potential separation of Animal Health employees, net assets and activities from Pfizer.

Reported R&D expenses decreased 9% in the third quarter of 2012 and 12% in the first nine months of 2012, compared to the same periods in 2011, primarily due to savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives, which were partially offset by a $250 million payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium. In addition, charges related to those initiatives were lower in the third quarter of 2012 and in the first nine months of 2012 than in the same periods in 2011.

3. Other Deductions – Net

($ in millions)	Third Quarter		Nine Months
	2012	2011	2012	2011

Interest income(a)	$(108)	$(109)	$(275)	$(331)
Interest expense(a)	382	423	1,151	1,285
Net interest expense	274	314	876	954
Royalty-related income	(132)	(136)	(353)	(447)
Net gain on asset disposals	(19)	(21)	(45)	(47)
Certain legal matters, net(b)	726	132	2,014	619
Certain asset impairment charges(c)	49	145	561	625
Costs associated with the potential separation of the Animal Health business(d)	32	--	93	--
Other, net	32	113	137	98
Other deductions––net	$962	$547	$3,283	$1,802
(a)
Interest income decreased slightly in the third quarter of 2012 due to lower cash balances mostly offset by higher interest rates earned on investments. Interest income decreased in the first nine months of 2012 due to lower interest rates earned on investments. Interest expense decreased in both periods in 2012 due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In the third quarter of 2012, primarily includes a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune. In the first nine months of 2012, primarily includes the aforementioned $491 million charge related to Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(c)
In the first nine months of 2012, primarily includes certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In the third quarter and first nine months of  2011, primarily includes certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets.

(d)
Costs incurred in connection with the potential initial public offering of a minority stake in our Animal Health business, Zoetis, Inc. Includes expenditures for banking, legal, accounting and similar services related to the potential transaction.

4. Effective Tax Rate

Reported
The effective tax rate on reported results was (4.0)% in the third quarter of 2012 compared with 34.3% in the third quarter of 2011, and 19.0% in the first nine months of 2012 compared with 31.2% in the first nine months of 2011. The effective tax rates on reported results for the third quarter and first nine months of 2012 were favorably impacted by a settlement with the U.S. Internal Revenue Service related to audits for multiple tax years. The settlement resulted in a favorable impact on net income for both periods of $1.1 billion representing tax and interest. The tax rates in both periods in 2012 compared to the same periods in 2011 were also favorably impacted by the resolution of foreign audits pertaining to multiple tax years and the change in the jurisdictional mix of earnings, partially offset by the unfavorable impact of the non-deductibility of a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune, as well as the expiration of the U.S. research and development tax credit.

Adjusted
In third-quarter 2012, the effective tax rate on adjusted income(1) was 28.3% compared with 31.2% in third-quarter 2011, and 28.8% in the first nine months of 2012 compared with 29.5% in the first nine months of 2011.  The tax rates in both periods in 2012 compared to the same periods in 2011 reflect the favorable impact of the change in the jurisdictional mix of earnings, as well as the resolution of the aforementioned foreign audits, partially offset by the unfavorable impact of the expiration of the U.S. research and development tax credit.

5. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance(a)

	Full-Year 2012 Guidance
(Billions of dollars, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$16.1 - $16.4	~$2.14 - $2.17
Purchase Accounting Impacts of Transactions Completed as of 9/30/12	(3.6)	(0.48)
Acquisition-Related Costs	(0.5 - 0.7)	(0.07 - 0.09)
Non-Acquisition-Related Restructuring Costs(c)	(1.4 - 1.6)	(0.18 - 0.21)
Other Certain Significant Items incurred as of 9/30/12	(0.9)	(0.12)
Income from Discontinued Operations(d)	0.4	0.06
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$9.7 - $10.4	~$1.30 - $1.38
(a)
The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first nine months of 2012 and the mid-October 2012 exchange rates for the remainder of the year.

(b)
Includes revenues and expenses related to the Nutrition business, which is reflected as a discontinued operation, but does not include the gain on the pending sale of the Nutrition business. Does not assume the completion of any business-development transactions not completed as of September 30, 2012, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of September 30, 2012, except for charges for such matters that have been recorded during the first nine months of 2012.

(c)
Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

(d)	Income attributable to Pfizer’s Nutrition business.
 _______________

(1)
“Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported U.S. generally accepted accounting principles (GAAP) net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended July 1, 2012, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The Adjusted income and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE:  The information contained in this earnings release and the attachments is as of November 1, 2012. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, business development plans, and share-repurchase and dividend-rate plans that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

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the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates;

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decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
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the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•	the success of external business-development activities;
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competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

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the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;
•	the ability to successfully market both new and existing products domestically and internationally;
•	difficulties or delays in manufacturing;
•	trade buying patterns;
•	the impact of existing and future legislation and regulatory provisions on product exclusivity;
•	trends toward managed care and healthcare cost containment;
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the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

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the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification or repeal of any of the provisions thereof;

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U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

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legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

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the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

•	contingencies related to actual or alleged environmental contamination;
•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
•	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
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legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;
•	interest rate and foreign currency exchange rate fluctuations;
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governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

•	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
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any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	changes in U.S. generally accepted accounting principles;
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uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

•	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;
•	growth in costs and expenses;
•	changes in our product, segment and geographic mix;
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our ability and the ability of Nestlé to satisfy the conditions to closing the sale of our Nutrition business to Nestlé at all or within the anticipated time period; and whether and when the Company’s new $10 billion share repurchase program will go into effect, which is contingent upon the closing of the sale of the Nutrition business to Nestlé;

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the possibility that the potential initial public offering (IPO) of a minority ownership stake in our Animal Health business will not be consummated at all or within the anticipated time period, including as the result of regulatory, market or other factors; and, if the IPO is consummated, the impact of the strategic alternative that we decide to pursue with regard to our remaining ownership stake in the Animal Health business; and

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the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our acquisition of King Pharmaceuticals, Inc., and (ii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

This earnings release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, which will be made only by prospectus.